Exhibit 99.1

Snap-on Terminates Joint Venture Operating Agreement with CIT; Snap-on Credit Operations Expected To Be Uninterrupted

KENOSHA, Wis.--(BUSINESS WIRE)--July 16, 2009--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced that it has notified CIT of termination of the operating agreement between CIT and Snap-on relating to the parties’ Snap-on Credit LLC joint venture, pursuant to Snap-on's rights to terminate under the agreement.

Snap-on and CIT are partners in Snap-on Credit LLC, which provides a broad range of financial services to Snap-on’s U.S. franchisees and customers. The joint venture was established in 1999 and CIT has been the exclusive purchaser of the financing contracts originated by Snap-on Credit. Snap-on and CIT have been in ongoing discussions concerning a longer term new joint venture agreement. Both parties have agreed to continue these discussions. To the extent a mutually acceptable agreement can be reached, including CIT resolving its liquidity issues over a longer term, it is possible the parties could, at a later date, enter into a new joint venture agreement.

As a consequence of this termination, Snap-on will acquire CIT’s interest in the joint venture for approximately $8.2 million, Snap-on Credit will become a wholly owned subsidiary of Snap-on Incorporated, and Snap-on Credit will continue to service the existing portfolio of contracts owned by CIT. The approximate outstanding balance of this portfolio is $834 million. Snap-on has no obligation to purchase the existing portfolio of contracts owned by CIT. The operations of Snap-on Credit are expected to be uninterrupted by this event and all activities surrounding the financing of extended credit contracts to customers, leases of shop equipment and loans to franchisees will continue without change. With respect to new contract originations, Snap-on Incorporated will provide the financing. Over the next twelve months, Snap-on estimates these incremental financing needs to approximate $450 million. Snap-on believes it has adequate financial resources to fully provide for the financing needs of Snap-on Credit including:

  Cash on hand as of July 4, 2009 of $525 million; Snap-on believes it will continue to generate free cash flow which could be deployed for financing Snap-on Credit;
  A $500 million bank credit facility, which also serves as a back-up credit facility for Snap-on’s issuance of commercial paper. There is presently no commercial paper outstanding nor any amounts outstanding under these credit facilities;
  Snap-on believes it has further access to the public debt markets, should additional borrowings be necessary and Snap-on believes it could secure additional bank revolving credit capacity to fund Snap-on Credit should this be necessary.

Snap-on also anticipates that it will continue its regular quarterly cash dividend of $0.30 per share, which is subject to regular determination by the Board of Directors. Snap-on has paid consecutive quarterly cash dividends, without interruption or reduction, since 1939.

Snap-on will provide additional financial information as part of its second quarter earnings conference call scheduled for July 31, 2009.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.9 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2009, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

CONTACT:
Snap-on Incorporated
Investors:
Martin M. Ellen
262/656-6462
or
Media:
Richard Secor
262/656-5561